Exhibit 99.1

PRESS RELEASE

OCTOBER 29, 2008

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2008 RESULTS

•                  Record Quarter Earnings Increase 98% on Record Sales

•                  Turbulent Market Economies Drive Cautious Earnings Outlook

CHICAGO, Illinois, USA, October 29, 2008 – Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the third quarter ended September 30, 2008.

Net sales for the third quarter rose 8 percent to $490.2 million, compared with net sales of $451.8 million for the third quarter of 2007.  Excluding the impact of currency translation rate changes and divestitures, sales in the third quarter grew 3 percent over the same quarter last year.  The Company reported net income of $10.9 million, or $0.22 per share, for the third quarter, compared to net income of $5.5 million, or $0.11 per share for third quarter of 2007.

The Company’s sales for the third quarter increased 13 percent in the Asia-Pacific region and 6 percent in the Americas while declining 2 percent in Europe, excluding the impact of currency and divestitures.  Sales in the Propel segment increased 5 percent, sales in the Work Function segment increased 3 percent, while sales in the Controls segment declined 2 percent excluding currency and divestitures.

David Anderson, President and Chief Executive Officer, commented, “Notwithstanding the overall economic environment, we still achieved continuous growth in our third quarter.  We posted record sales and doubled earnings for the quarter versus the prior year period.  Asia-Pacific and the Americas’ growth continued, but at a less robust rate while European sales for the quarter were slightly lower than last year’s third quarter.  Despite the current economic climate, we’re realizing the positive effect of the initiatives we have taken over the past few years through improved operating margins.”

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Nine Months Review

Sauer-Danfoss had net sales of $1,719.1 million for the nine months ended September 30, 2008, an increase of 16 percent, compared to net sales of $1,478.4 million for the first nine months of 2007.  Net sales for the first nine months of 2008, excluding currency translation rate changes and divestitures, rose 9 percent over the prior year period.

Net income for the first nine months of 2008 totaled $61.5 million, or $1.27 per share, compared to net income of $38.5 million, or $0.80 per share, for the same period last year.  The Company had a one-time gain on the sale of real estate in the first nine months of 2008 of $1.4 million, or $0.02 per share, compared to restructuring costs for the first nine months of 2007 of $17.8 million, or $0.31 per share.

New Orders Decline

The Company received new orders of $397.9 million for the third quarter of 2008, a decrease of 18 percent from the end of third quarter 2007.  Excluding currency translation rate changes, orders were down 22 percent.

Total backlog at September 30, 2008 was $929.5 million, a 23 percent increase from the same period last year.  Excluding currency translation rate changes, backlog increased 20 percent.

Anderson added, “The increase in backlog, although still healthy, is down from the increase posted a quarter ago which is a reflection of a slowing demand in a number of our markets.”

Continued Strong Cash Flow

Sauer-Danfoss’ cash flow from operations for the first nine months of 2008 was $141.2 million, compared to $99.0 million for the first nine months of 2007.   Capital expenditures were $129.5 million for the first nine months of 2008, compared to $83.0 million for the same period last year.  These expenditures are in line with the Company’s planned capacity increases for 2008.  The Company’s debt to total capital ratio, or leverage ratio, was 42 percent at September 30, 2008, compared to 43 percent at December 31, 2007.

Anderson stated, “As we continued to invest in expanding our capacity, we also continued to generate significant operational cash flow as reflected in the improvement in our leverage ratio.   This additional capacity will support both current and future demand which we expect to be generated from our ability to continuously win new applications and provide more content on highly engineered vehicles which will come on line in the coming years.”

Current Market/Economic Conditions

Anderson commented, “We obviously are watching the evolving events in the global credit markets and economies with concern.  Our markets and customers are affected which will ultimately impact us as well.  We suspect that the total backlog figures reported at the end of September are not yet fully reflecting this impact.  Our management team has been taking steps to adjust our production plans to future demand, reducing our costs, and developing contingency plans.”  Anderson continued, “Our plant and product line restructurings, along with better information from the business system implemented over the last few years, should serve us well as we move through these uncertain times.”

Outlook More Cautious

“Based on the turbulence in the world economies and resulting slow down from our recent growth patterns combined with the impact on our product mix, we are taking a more cautious position regarding the outlook for the remainder of this year.  We have adjusted the expectation for our full year performance by about 25 percent from our previous forecast, now expecting earnings to be in the range of $1.15 to $1.25 per share based on nominal annual sales growth of 8 to 9 percent.  We still expect capital expenditures to be 7 to 8 percent of sales,” concluded Anderson.

Webcast Information

Members of Sauer-Danfoss’ management team will host a Webcast on October 30 at 10 AM Eastern Time to discuss 2008 third quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through November 13, 2008.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.    More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results. The economy in the U.S. is suffering from the shockwaves of the worldwide credit crisis, continued weakness in the housing and residential construction markets, growing weakness in the commercial and public-sector construction markets, and uncertainty surrounding job creation, interest rates, and crude oil prices.  The economies in Europe and Asia-Pacific are also suffering from the uncertainties surrounding the worldwide credit crisis, and declining construction, road building and material handling markets.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; the sub-prime credit market crisis, credit market disruptions, and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands	September 30,	September 30,	September 30,	September 30,
except per share data)	2008	2007	2008	2007
Net sales	490,188	451,771	1,719,125	1,478,376
Cost of sales	378,322	357,550	1,321,528	1,147,275
Gross profit	111,866	94,221	397,597	331,101
Research and development	21,841	16,492	62,183	50,538
Selling, general and administrative	64,571	54,845	202,827	176,591
Net (gain)/loss on disposal of fixed assets	123	81	(685)	531
Loss on sale of business	—	662	—	8,702
Total operating expenses	86,535	72,080	264,325	236,362
Income from operations	25,331	22,141	133,272	94,739
Nonoperating income (expenses):
Interest expense, net	(6,301)	(5,600)	(19,310)	(16,720)
Minority interest in income of consolidated companies	(1,503)	(869)	(15,910)	(15,512)
Other, net	140	(2,029)	(3,729)	(3,449)
Income before income taxes	17,667	13,643	94,323	59,058
Income taxes	(6,766)	(8,144)	(32,855)	(20,557)
Net income	10,901	5,499	61,468	38,501
Net income per share:
Basic net income per common share	0.23	0.11	1.27	0.80
Diluted net income per common share	0.22	0.11	1.27	0.80
Weighted average shares outstanding
Basic	48,236	48,099	48,223	48,093
Diluted	48,571	48,275	48,547	48,271
Cash dividends declared per common share	0.18	0.18	0.54	0.54

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2008	2007	2008	2007
Net sales
Propel	228,809	207,637	833,645	707,366
Work Function	137,039	124,479	460,407	399,343
Controls	124,340	119,655	425,073	371,667
Total	490,188	451,771	1,719,125	1,478,376
Segment Income (Loss)
Propel	31,803	24,530	148,610	111,237
Work Function	1,574	880	6,282	2,254
Controls	4,319	6,837	15,827	16,737
Global Services and Other Expenses, net	(12,225)	(12,135)	(41,176)	(38,938)
Total	25,471	20,112	129,543	91,290

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,	September 30,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income	61,468	38,501
Depreciation and amortization	86,313	75,193
Minority interest in income of consolidated companies	15,910	15,512
Net change in receivables, inventories, and payables	(19,680)	(44,026)
Other, net	(2,845)	13,822
Net cash provided by operating activities	141,166	99,002
Cash flows from investing activities:
Purchases of property, plant and equipment	(129,549)	(83,036)
Proceeds from sale of property, plant and equipment	5,640	5,111
Proceeds from sale of businesses	—	7,006
Net cash used in investing activities	(123,909)	(70,919)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	16,678	5,745
Cash dividends	(26,039)	(24,968)
Distribution to minority interest partners	(7,161)	(7,987)
Net cash used in financing activities	(16,522)	(27,210)
Effect of exchange rate changes	327	750
Net increase in cash and cash equivalents	1,062	1,623
Cash and cash equivalents at beginning of year	26,789	29,112
Cash and cash equivalents at end of period	27,851	30,735

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in thousands)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	27,851	26,789
Accounts receivable, net	309,001	318,152
Inventories	333,919	318,836
Other current assets	63,948	56,365
Total current assets	734,719	720,142
Property, plant and equipment, net	620,447	562,818
Other assets	215,805	217,462
Total assets	1,570,971	1,500,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	55,323	59,415
Long-term debt due within one year	237,141	208,819
Accounts payable	148,461	168,015
Other accrued liabilities	162,400	128,358
Total current liabilities	603,325	564,607
Long-term debt	168,385	175,811
Long-term pension liability	53,657	70,777
Deferred income taxes	34,930	40,930
Other liabilities	63,126	62,253
Minority interest in net assets of consolidated companies	70,914	60,544
Stockholders’ equity	576,634	525,500
Total liabilities and stockholders’ equity	1,570,971	1,500,422

Number of employees at end of period	9,901	9,756
Debt to total capital ratio (1)	42%	43%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.